Exhibit 10.19

321 Arsenal Street

Bldg. 312, Suite 301

Watertown, MA 02472-5710

United States

Informal translation from the original French

Yvonne McGrath

[***]

Gosselies, Belgium

November 23, 2022

Dear Mrs. Yvonne McGrath,

Concerns: iTeos Therapeutics, Inc. 2020 Stock Option and Incentive Plan

This letter concerns the potential grant and/or any given grant to Yvonne McGrath (the “Optionee”) of stock options of iTeos Therapeutics, Inc. (the “Company”) pursuant to the Company’s 2020 Stock Option and Incentive Plan or such other applicable annual option and incentive plan as may be in effect from time to time (collectively, the “Plan”).

Any stock option that would potentially be granted or has been granted to the Optionee under the Plan is non-essential and optional. It can be granted or withdrawn at any moment for reasons the Company does not have to justify. The creation of an established custom is hereby explicitly excluded. The fact that a benefit is granted multiple times in a row, does not give rise to a right to the same amount or benefit in the future.

Any stock option that would be granted to the Optionee does not constitute the counterpart of his or her work for the Company’s group but constitutes in part a reward for the Optionee’s commitment and loyalty to the Company’s group. It is undividable and will only be definitively acquired if and when the Optionee is still employed at the moment of its vesting and is not subjected to any form of notice.

When the Optionee is granted stock options or other stock-based awards of the Company, it is stipulated that notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement and subject to the Optionee signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of all of the Optionee’s continuing obligations following the end of his or her employment, and, in the Company’s sole discretion, a one-year post-employment noncompetition agreement, and shall provide that if the Optionee breaches any of his or her continuing obligations, all end-of-service payments shall immediately cease (the “Separation Agreement and Release”), all time-based stock options and other stock-based awards subject to time-based vesting held by the Optionee as of the Date of Termination, whether granted prior to or after the date first set forth above (the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of

/s/ MD /s/ YMG

Exhibit 10.19

321 Arsenal Street

Bldg. 312, Suite 301

Watertown, MA 02472-5710

United States

Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Optionee’s Date of Termination and the Accelerated Vesting Date.

The preceding paragraph shall apply if (i) the Optionee’s employment is terminated either (a) by the employer without Cause or (b) by the Optionee for Good Reason, and (ii) the Date of Termination is within 12 months after the occurrence of the first event constituting a Change in Control (such period, the “Change in Control Period”). These provisions shall terminate and be of no further force or effect after a Change in Control Period.

In the preceding paragraphs, “Change in Control” shall mean any of the following:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition

/s/ MD /s/ YMG

Exhibit 10.19

321 Arsenal Street

Bldg. 312, Suite 301

Watertown, MA 02472-5710

United States

of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

In the preceding paragraphs, “Good Reason” shall mean that the Optionee has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Optionee's consent (each, a “Good Reason Condition”):

(i) a material diminution in the Optionee’s responsibilities, authority or duties;

(ii) a material diminution in the Optionee’s base salary except for across-the-board salary reductions based on the Company’s or the employing entity’s financial performance similarly affecting all or substantially all senior management employees of the Company and/or the employing entity;

(iii) a material change in the geographic location at which the Optionee provides services to the employing entity, such that there is an increase of at least thirty (30) miles of driving distance to such location from the Optionee’s principal residence as of such change; or

(iv) a serious cause committed by the employing entity.

The “Good Reason Process” consists of the following steps:

(i) the Optionee reasonably determines in good faith that a Good Reason Condition has occurred;

(ii) the Optionee notifies the Company and the employing entity in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;

(iii) the Optionee cooperates in good faith with the Company’s and the employing entity’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

(iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and

(v) the Optionee terminates employment within 60 days after the end of the Cure Period.

If the Company and/or the employing entity cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

In the preceding paragraphs, “Cause” shall mean:

(i) conduct by the Optionee constituting a material act of misconduct in connection with the performance of the Optionee’s duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by the employing entity and/or the CEO of the Company; (B) dishonesty to the employing entity and/or the CEO of the Company with respect to any material matter; or (C) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company and/or the employing entity’s property for personal purposes;

/s/ MD /s/ YMG

Exhibit 10.19

321 Arsenal Street

Bldg. 312, Suite 301

Watertown, MA 02472-5710

United States

(ii) the commission by the Optionee of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(iii) any misconduct by the Optionee, regardless of whether or not in the course of the Optionee’s employment, that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Optionee were to continue to be employed in the same position;

(iv) continued non-performance by the Optionee of the Optionee’s duties hereunder (other than by reason of the Optionee’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the employing entity;

(v) a breach by the Optionee of any of the provisions regarding confidentiality, non-competition, non-solicitation and/or intellectual property as agreed upon between the Optionee and the employing entity;

(vi) a material violation by the Optionee of any of the written employment policies applicable within the Company or any of its subsidiaries or affiliates;

(vii) the Optionee’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or any of its subsidiaries or affiliates to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation;

(viii) any serious cause in the meaning of Article 35 of the Belgian Employment Contracts Act.

In the preceding paragraphs, “Termination Date” shall mean:

(i)
if the Optionee’s employment is terminated by death, the date of death;
(ii)
if the Optionee’s employment is terminated on account of disability or by the Company for Cause, the date on which Notice of Termination is given;
(iii)
if the Optionee’s employment is terminated by the Company without Cause, the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination;
(iv)
if the Optionee’s employment is terminated by the Optionee other than for Good Reason, 14 days after the date on which a Notice of Termination is given; and
(v)
if the Optionee’s employment is terminated by the Optionee for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.

Notwithstanding the foregoing, in the event that the Optionee gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination in compliance with

/s/ MD /s/ YMG

Exhibit 10.19

321 Arsenal Street

Bldg. 312, Suite 301

Watertown, MA 02472-5710

United States

local legislation and such acceleration shall not result in a termination by Company for the purposes of this Agreement.

/s/ MD /s/ YMG

Exhibit 10.19

321 Arsenal Street

Bldg. 312, Suite 301

Watertown, MA 02472-5710

United States

In the preceding paragraphs, “Notice of Termination” shall mean the following:

Except for termination by death, any termination of the Optionee’s employment by the Company or any such termination by the Optionee shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

Any questions regarding the foregoing should be directed to iTeos Therapeutics Inc., attention of Adi Osovsky, VP, Head of Legal.

***

Sincerely,

iTeos Therapeutics Inc.

/s/ Michel Detheux

Michel Detheux

CEO and President

Optionee

Read and approved

/s/ Yvonne McGrath

Yvonne McGrath

(Let the signature be proceeded by the words “read and approved” and sign all pages)